Exhibit 17.2


                                RTG Ventures Inc

Dear Sirs

         Please be advised that I hereby resign as Secretary, Chief Financial Officer & Director of RTG Ventures Inc, effective January 31, 2005.

         My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                       Sincerely,

                                                       /s/ Barrington Fludgate
                                                       -----------------------
                                                       Barrington Fludgate